Exhibit 99.1

NetSol Technologies Announces Pricing of Public Offering of Common Stock

CALABASAS, Calif., March 1, 2012 (GLOBE NEWSWIRE) -- NetSol Technologies, Inc. (Nasdaq:NTWK), a worldwide provider of global IT and enterprise application solutions, today announced the pricing of an underwritten public offering of 14,500,000 shares of its common stock, offered at a price to the public of $0.40 per share, for gross proceeds of $5,800,000.

Net proceeds to NetSol, after deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately $5,200,000. NetSol anticipates using the net proceeds from the offering for working capital and other general corporate purposes, which may include product development costs, marketing and sales, repayment of debt and expansion of NetSol's development capabilities.

In addition, NetSol has granted the underwriters an option to purchase up to an additional 2,175,000 shares of its common stock to cover over-allotments, if any. The offering is expected to close on or about March 7, 2012, subject to customary closing conditions. Aegis Capital Corp. is acting as sole book-running manager for the offering.

The securities described above are being offered by NetSol pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the "SEC"), which the SEC declared effective on January 26, 2012. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 11th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About NetSol Technologies

NetSol Technologies, Inc. (www.netsoltech.com) is a worldwide provider of global IT and enterprise application solutions that include credit and finance portfolio management systems, SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Leasing, Insurance, Energy, and Technology markets. Headquartered in Calabasas, Calif., NetSol's product and services offerings have achieved ISO 9001, ISO 20000, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by only 178 companies worldwide. The company's clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. NetSol has delivery and support locations in San Francisco, London, Beijing, Bangkok, Lahore, Adelaide and Riyadh.

The NetSol Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9832

Forward-Looking Statements

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the NetSol's expectations. Such factors include whether NetSol will be able to complete the offering of common stock, market conditions, and our ability to fulfill required closing conditions. Additional information concerning risk factors is contained from time to time in NetSol's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. NetSol expressly disclaims any obligation to update the information contained in this release.